Filed Pursuant to Rule 424(b)(3)
Registration No. 333-230098

Prospectus addendum

(To Prospectus dated April 11, 2019)

Debt Securities

Preferred Stock

Depositary Shares

Warrants

Units

Affiliates of JPMorgan Chase & Co. (“JPMorgan Chase”), including J.P. Morgan Securities LLC, may use this prospectus addendum in connection with offers and sales in the secondary markets related to market-making transactions in the outstanding securities of JPMorgan Chase referenced herein. These affiliates of JPMorgan Chase may act as principal or agent in those transactions. Secondary market sales by any of these affiliates will be made at prices related to prevailing market prices at the time of sale. JPMorgan Chase will not receive any of the proceeds of those sales. These affiliates of JPMorgan Chase do not have any obligation to make a market in the securities referenced herein, and may discontinue their market-making activities at any time with notice, in their sole discretion.

The outstanding securities being offered by use of this prospectus addendum consist of debt securities, preferred stock, depositary shares, warrants and units previously registered under the following registration statements of JPMorgan Chase or predecessor companies of JPMorgan Chase: 333-209681, 333-191692, 333-169900, 333-146731, 333-117775, 333-107207, 333-71876, 333-94393, 333-14959, 333-14959-02, 333-14959-03, 333-37567, 333-37567-03, 333-117785, 333-117785-05, 333-126750, 333-126750-02, 333-126750-04, 333-116775, 333-116775-02, 333-116773, 333-116773-01, 333-70639, 33-49965, 33-64261, 33-64193, 33-60807, 33-64195, 333-22413, 333-15649 and 333-136666. The descriptions of the securities being offered hereby are contained in the prospectuses and supplements thereto pursuant to which those securities were initially offered that are contained in or deemed a part of the registration statements referred to above. The instruments governing those securities and other exhibits in respect of those securities were filed as exhibits or incorporated by reference in those registration statements. Those descriptions and exhibits are incorporated by reference into this prospectus addendum, except that information contained in those prospectuses and supplements thereto that (i) constitutes a description of JPMorgan Chase or any of its predecessors or (ii) incorporates by reference any information contained in JPMorgan Chase’s current or periodic reports filed with the SEC, are superseded by the information contained in the prospectus to which this prospectus addendum is attached.

The following securities are listed on the New York Stock Exchange under the trading symbols indicated:

•	Depositary shares representing a 1/400th interest in a share of 5.45% Non-Cumulative Preferred Stock, Series P, listed under the trading symbol “JPM A”;
•	Depositary shares representing a 1/400th interest in a share of 6.30% Non-Cumulative Preferred Stock, Series W, listed under the trading symbol “JPM E”;
•	Depositary shares representing a 1/400th interest in a share of 6.125% Non-Cumulative Preferred Stock, Series Y, listed under the trading symbol “JPM F”;
•	Depositary shares representing a 1/400th interest in a share of 6.10% Non-Cumulative Preferred Stock, Series AA, listed under the trading symbol “JPM G”;
•	Depositary shares representing a 1/400th interest in a share of 6.15% Non-Cumulative Preferred Stock, Series BB, listed under the trading symbol “JPM H”;
•	Depositary shares representing a 1/400th interest in a share of 5.75% Non-Cumulative Preferred Stock, Series DD, listed under the trading symbol “JPM PR D”; and
•	Depositary shares representing a 1/400th interest in a share of 6.00% Non-Cumulative Preferred Stock, Series EE, listed under the trading symbol “JPM PR C”.

These securities have not been approved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor have these organizations determined that this prospectus addendum is accurate or complete. Any representation to the contrary is a criminal offense.

See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any risk factors described in an applicable prospectus supplement, for a discussion of risks you should consider in connection with an investment in any of the securities offered under this prospectus addendum.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus addendum or any supplement to this prospectus addendum. We have not authorized anyone to provide you with any other information.

Neither we nor any of our affiliates is making an offer of securities in any state or jurisdiction where the offer is not permitted.

This prospectus addendum is dated April 11, 2019.